Exhibit 99

PRESS RELEASE

             JACKSONVILLE BANCORP TO BEGIN TRADING ON NASDAQ

JACKSONVILLE, Fla., October 17, 2002 - JACKSONVILLE BANCORP, INC. (OTC: JAXB), today announced that its common stock has been approved for listing on the Nasdaq SmallCap Market. The Company anticipates that its shares will begin trading on the Nasdaq SmallCap Market on Wednesday, October 23, 2002, under the same symbol, "JAXB".

"We believe that approval for listing on Nasdaq further confirms the success of our growth strategy and strong financial fundamentals. Our results have reflected ongoing positive performance trends, and we look forward to announcing our continued progress in the forthcoming earnings release," said Gilbert J. Pomar, III, President and CEO. Mr. Pomar continued, "The listing should enhance shareholder value by increasing awareness of the Company within the investment community, while investors also should benefit from additional liquidity supported by the convenience and trading dynamics of Nasdaq. We are very pleased to have reached this significant milestone in just over three years of operating history."

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999, and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions, and uncertainties. The risks, uncertainties, and factors affecting actual results, include but are not limited to: (i) the risks associated with new businesses; (ii) general economic and political conditions;
(iii) competitive conditions; (iv) changes in bank regulatory legislation and monetary policies; (v) changes in the interest rate environment; (vi) success in minimizing credit risk and nonperforming assets; (vii) changes in relevant accounting principles; and (viii) the pace of technological change in the banking industry. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information can be found regarding risk factors in the Company's filings with the Securities and Exchange Commission.


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